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                                                   Filed Pursuant to Rule 424(c)
                                                      Registration No. 333-88272

                                   Supplement

                                       to

                                   Prospectus

                                       of

                        AutoExotica International, Ltd.

                                     Dated

                                October 31, 2002

     This one page document supplements the prospectus of our company, AutoExotica International, Ltd., dated October 31, 2002, relating to our offering of 400,000 units, on a "best efforts, all or none basis", at $2.50 per unit.

     As set forth in our prospectus, our offering period expires today. As of the date hereof, we have received subscriptions for the sale of all of the 400,000 units, but we have not received into escrow all of the funds for the purchase of the units by the subscribers. We have determined to extend the escrow for a period ending on February 18, 2003 to enable us to accept funds in payment of the subscriptions we have received to date. As our offering period expires today, we will not be offering units or accepting new or additional subscriptions during this period. Upon expiration of this period, in the event that we do not receive all of the funds for the subscriptions we have accepted to date, we will refund to subscribers in full any and all of the funds that we have received through February 18, 2003.

                The date of this Supplement is January 29, 2003.